EXHIBIT 10.45

EXECUTION VERSION

PURCHASE AGREEMENT

between

ELANDIA TECHNOLOGIES, INC. (“Seller”)

and

CHICKASAW WIRELESS, INC. (“Purchaser”)

Dated as of October 20, 2006

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of October 20, 2006, between ELANDIA TECHNOLOGIES, INC., (“Seller”), and CHICKASAW WIRELESS, INC. (“Purchaser”).

WHEREAS, Seller holds the Personal Communications Services (“PCS”) license specified in Schedule I hereto (the “Seller License”);

WHEREAS, Seller holds certain equipment, software, licenses, leases, documentation and other assets used or useful in connection with the License Buildout (as defined in Section 3.5(d) (all such assets, the “Buildout Assets” and together with the Seller License, the “Assets”);

WHEREAS, Seller desires to sell, transfer, deliver and assign to Purchaser, and Purchaser desires to purchase from Seller, the Assets, all on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract, or otherwise.

“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Assets” is defined in the recitals hereto.

“Buildout Assets” is defined in the recitals hereto.

“Buildout Certification” is defined in Section 3.5(d).

“Buildout Contracts” is defined in Section 3.9(c).

“Buildout Requirements” is defined in Section 3.5(d).

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the county of New York, State of New York.

“Chosen Courts” is defined in Section 9.6.

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Confidential Information” means any and all information regarding the business, finances, operations, products, services and customers of the Person specified and its Affiliates, in written or oral form or in any other medium. The term “Confidential Information” shall not include information that (i) is already in the possession of the receiving party or its representatives at the time it is provided by the disclosing party, (ii) is or becomes available to the public other than as a result of a disclosure by the receiving party or its representatives in violation of this Agreement, or (iii) becomes available to the receiving party or its representatives from a source other than the disclosing party or someone acting on its behalf, provided such source is not known by the receiving party to be bound by an obligation of confidentiality to the disclosing party with respect to such information.

“Consents” means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions.

“Constituent Documents” means articles or certificates of incorporation and bylaws of a corporation, or similar constituent documents for entities that are not corporations, including but not limited to certificates or articles of formation or organization, limited liability company agreements and similar documents.

“FCC” means the Federal Communications Commission or any successor agency thereof.

“FCC Law” is defined in Section 3.5(c).

“Final Order” means an action or decision of the FCC as to which (i) no stay is in effect and such action or decision has not been vacated, reversed, set aside, annulled or suspended, (ii) no timely appeal, timely request for stay or timely petition for rehearing, reconsideration or review by any person or governmental entity or by the FCC on its own motion, is pending and (iii) the time designated by statute or regulation for filing any such timely appeal, timely request, timely petition for the reconsideration or review by the FCC on its own motion, has expired.

“Governmental Authority” means a Federal, state or local court, legislature, governmental agency (including the FCC and the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

“Instrument of Assignment” is defined in Section 6.3(c).

“Law” means applicable common law or any applicable statute, ordinance, code, or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

“License” means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct and/or operate a facility (or facilities), including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower (or towers) or to use an asset or process, in each case issued or granted by a Governmental Authority.

“License Buildout” is defined in Section 3.5(d).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or offer, encumbrance, conditional sale agreement, or restrictive covenant of any nature whatsoever in respect of such asset, other than liens created by this Agreement or by Purchaser, and except for any restrictions as are generally applicable to broadband personal communications License and/or the holders thereof under applicable Law, including FCC Law.

“Losses” is defined in Section 8.2.

“PCIA Microwave Clearinghouse” means the FCC-authorized, non-profit clearinghouse managed by the Personal Communications Industry Association which works with PCS carriers to establish a cost-sharing mechanism for the relocation of microwave links.

“PCS” is defined in the first recital.

“Person” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association, individual or other entity

“Purchase Price” is defined in Section 2.1.

“Purchaser” is defined in the preamble.

“Purchaser Indemnified Persons” is defined in Section 8.2.

“Relocation Agreements” is defined in Section 3.8.

“Seller” is defined in the preamble.

“Seller Indemnified Persons” is defined in Section 8.3.

“Seller License” is defined in the first recital.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” is defined in Section 9.7.

“Tower Lease” is defined in Section 3.9(b).

ARTICLE 2

PURCHASE AND SALE OF LICENSE

2.1. Purchase and Sale. At the Closing, Seller shall sell, transfer, deliver and assign to Purchaser, free and clear of all Liens, and Purchaser shall purchase from Seller, for $2,750,000, by wire transfer in immediately available funds (the “Purchase Price”), all right, title and interest of Seller in and to the Assets.

2.2. Closing. Upon the terms and subject to the conditions hereof, the closing of the sale of the Assets (the “Closing”) shall take place at 10:00 a.m. Eastern Time by fax no later than five Business Days following the date on which all conditions under Article 6 have been satisfied or waived, or at such other time and place as the parties may mutually agree. The date on which the Closing occurs is called the “Closing Date.”

2.3 No Assumption of Certain Liabilities by Purchaser.

Except as set forth in Section 2.4, Purchaser expressly does not assume, and shall not be deemed to have assumed under this Agreement, or by reason of any transactions contemplated hereby, any debts, liabilities (contingent or otherwise) or obligations of Seller or its Affiliates of any nature whatsoever or any debts, liabilities (contingent or otherwise) or obligations relating to the Assets (the “Non-Assumed Liabilities”).

2.4 Assumed Liabilities.

Purchaser shall assume, undertake and timely pay or perform all duties, liabilities and obligations arising on or after the Closing Date relating to or in respect of the Assets (the “Assumed Liabilities”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

3.1. Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite legal power and authority (i) to own, lease and operate its properties and carry on its business as presently conducted and (ii) to execute, deliver, and perform its obligations under, this Agreement, and each other instrument, document, certificate and agreement required or contemplated hereby to be executed, delivered and performed by Seller. Seller is duly qualified to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, other than any such jurisdiction in which the failure to be so qualified would not materially adversely affect the Transactions or Seller’s ability to perform its obligations under this Agreement.

3.2. Authorization. The execution and delivery of this Agreement, and the performance by Seller of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Seller.

3.3. Enforceability. This Agreement has been duly executed and delivered by Seller and is, when executed and delivered by Purchaser, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.4. No Conflicts or Consents. Neither the execution, delivery and performance by Seller of this Agreement, nor the consummation of the Transactions by Seller, will (i) conflict with, or result in a breach or violation of, any provision of Seller’s Constituent Documents; (ii) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by Seller or any of its Affiliates, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (a) any Law or License (subject to receipt of Consent of the FCC to the Transactions) or (b) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Seller or any of its assets; or (iii) require any Consent, other than the Consent of the FCC.

3.5. FCC Matters

(a) Seller holds good, valid and marketable title to the Seller License free and clear of all Liens. No Person other than Seller has any right, title or interest in or to the Seller License. The Seller License has been validly granted to Seller by Final Order and is valid and in full force and effect and has not been suspended or modified in any material respect (except as a result of FCC rule changes applicable to the industry generally) or canceled or revoked, and Seller and each of its Affiliates have each operated the Seller License in compliance in all material respects with all FCC terms and conditions thereof or any renewals thereof applicable to them.

(b) Except for proceedings affecting the PCS industry generally, there is not pending or, to the knowledge of Seller, threatened against Seller or the Seller License, nor does Seller have actual knowledge of any basis for, any application, action, petition, complaint, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority, that questions or contests the validity of, or seeks or could reasonably be expected to result in the revocation, forfeiture, non-renewal or suspension of, the Seller License, or that would adversely affect the ability of Seller to consummate the Transactions or the ability of Purchaser to employ the Seller License in its business after Closing or that seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the Seller License. There is no debt existing, outstanding, or owing to the FCC or any Governmental Authority with respect to the Seller License. No amounts are due and owing to the FCC by reason of the ownership or operation pursuant to the Seller License. All material documents required to be filed with, or fees to be paid at any time by Seller and its Affiliates to the FCC with respect to the Seller License to date have been filed or payments made or the time period for such filing or payment has not lapsed. All such documents filed since the date that the Seller License was issued or transferred to the Seller are true and correct in all material respects. The Seller License is renewable in accordance with its terms, without the need to comply with any special qualification procedures or to pay any amounts other than routine or generally applicable filing and regulatory fees. The Seller License will not be, and could not reasonably be expected to be, adversely affected by consummation of the transactions contemplated by this Agreement. Seller and its Affiliates have not received from the FCC any notice indicating that the Seller License failed or fails to satisfy the minimum build-out requirement in respect of such Seller License. Seller is not in breach, or otherwise in violation, in any material respect, of any FCC build-out requirement relating to the Seller License.

(c) Seller has complied in all material respects with all applicable Laws, including FCC Laws and the terms and conditions of the Seller License. The Seller License is not subject to any conditions or restrictions other than those appearing on its face and those imposed by the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC (“FCC Law”).

(d) All of the construction requirements set forth in 47 C.F.R. Section 24.203 (the “Buildout Requirements”) for the Seller License have been satisfied (the “License Buildout”), and the Seller has made a certification to the FCC to that effect (a “Buildout Certification”). All of the material information and data set forth in such certification shall be true, complete and correct and shall have been accepted by the FCC. Seller is not in breach or otherwise in violation of any construction requirement applicable to the Seller License.

(e) No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or any Governmental Authority in respect of any FCC license held by Seller, including the Seller License.

3.6. Litigation. There is no action, proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller or the Assets that would be reasonably expected to have a material adverse effect on Seller’s ability to consummate the Transactions, which seeks to prevent or challenge the Transactions, or would be reasonably expected to adversely affect the Assets or the Purchaser. There are no unsatisfied judgments outstanding against the Seller or any of the Assets that, individually or in the aggregate, might prevent, alter or delay the transactions contemplated by this Agreement or that would be reasonably expected to adversely affect the Assets or the Purchaser.

3.7. Brokers. Except for Falkenberg Capital, Seller has not employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions in connection with the Transactions Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions in connection with the Transactions. The fees of Falkenberg Capital shall be paid by Seller or its Affiliates.

3.8. Microwave Relocation Agreements

(a) Seller is not party to any microwave relocation agreements (“Relocation Agreements”) in respect of the Seller License with respect to which either (i) Seller has not fully completed performance or (ii) the incumbent microwave licensee has not filed with the FCC (and provided to Seller or its Affiliate the ULS file numbers of) Applications or Notifications on Form 601 to relinquish its rights to the microwave path(s) that are the subject of such agreement.

(b) Seller has not been notified of any cost-sharing obligations by the PCIA Microwave Clearinghouse by reason of the construction or operation of any radio facilities using the spectrum associated with the Seller License.

3.9. Buildout Assets.

(a) Seller has and will transfer good and marketable title to the Buildout Assets (other than those which are leased or licensed by Seller) and, upon the consummation of the transactions contemplated hereby, Purchaser will acquire good title to all such Buildout Assets, free and clear of any Liens. The Buildout Assets are in good and serviceable condition (ordinary course wear and tear excepted) and include all material assets used to conduct the License Buildout and to continue operation of the Seller License in the manner contemplated by the Buildout Requirements.

(b) The tower lease entered into by Seller in connection with the License Buildout and identified to Purchaser at such time (the “Tower Lease”) constitutes the only real property interest used or occupied by Seller in connection with the License Buildout. Assignment and or transfer of Seller’s leasehold interest is subject to Landlord approval which is discretionary with the Landlord. Seller will use commercially reasonable efforts to transfer to Purchaser at the Closing a valid leasehold interest in the Tower Lease leasehold estate, free and clear of all Liens. Seller enjoys peaceful and undisturbed possession under the Tower Lease, and Seller has in all material respects performed all the material obligations required to be performed by it under the Tower Lease. The Buildout Assets are supplied with utilities and other services necessary for the operation of such facilities as currently operated. All leasehold improvements, and all fixtures and equipment and other tangible Buildout Assets owned, leased or used by Seller in connection with the License Buildout are sufficient in all material respects for the operation of the Business as presently conducted.

(c) No later than ten Business Days prior to the Closing, Seller shall have delivered or made available to Purchaser true, correct and complete copies of all of the contracts of any type and all amendments and supplements thereto, that are part of the License Buildout are being assumed by Purchaser (such contracts, licenses, leases and other agreements, together with the Tower Lease (subject to Landlord approval), the “Buildout Contracts”).

(d) All of the Buildout Contracts are in full force and effect and constitute the valid agreement of each party thereto and are enforceable against each such party in accordance with their terms except as such enforceability may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors rights generally and general principles of equity. Seller has duly performed all of its material obligations under such Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under, such Contracts by Seller, or, to Seller’s knowledge, any other party has occurred and neither Seller, nor, to Seller’s knowledge, any other party has repudiated any material provisions thereof.

(e) Seller has all permits from the FCC or from any Governmental Authority material to and necessary or required for the License Buildout and necessary to own and use the Buildout Assets. All such permits of Seller are valid and are in full force and effect, and no material violation of any such permit has occurred and no proceeding is pending or threatened to revoke or limit any such permit.

(f) Seller has no material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) relating to the Buildout Assets of a type not normally associated with activities of the nature undertaken in connection the License, except for liabilities and obligations disclosed to and approved in writing by Purchaser prior to their incurrence.

(g) None of the intellectual property included in the Buildout Assets is subject to or involved in any pending or, to the knowledge of Seller, threatened litigation. Seller’s use of such intellectual property is not infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted against or notices received by Seller that are presently outstanding alleging that Seller’s use of the intellectual property infringes upon or otherwise violates any rights of a third party in or to such intellectual property. All such intellectual property is assignable by Seller to Purchaser in the manner contemplated by this Agreement without the consent of any third party.

(h) Seller is, and at all times has been, in compliance, in all material respects, with all Environmental Laws in connection with the License Buildout; (i) Seller has no liability under any Environmental Law with respect to the License Buildout or the Buildout Assets; (ii) no notices of any material violation or alleged material violation of, or any material liability under, any Environmental Law relating to the License Buildout or the Buildout Assets has been received by Seller (iii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to Seller’s knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the License Buildout or the Buildout Assets, and no such proceeding has been pending or, to the knowledge of Seller, threatened. The real property under the Tower Lease has been at all times occupied by Seller, free from contamination from any substances governed by any Environmental Law as a result of the License Buildout or the ownership of the Buildout Assets by Seller. Seller has provided Purchaser with true and correct copies of all studies, tests, analyses and assessments in the possession of Seller relating to the Buildout Assets and associated real property.

3.10. Taxes. There are no Liens for taxes on the Assets, other than Liens for taxes not yet due and payable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all requisite legal power and authority (i) to own, lease and operate its properties and carry on its business as presently conducted and (ii) to execute, deliver and perform its obligations under this Agreement and each other instrument, document, certificate and agreement required or contemplated hereby to be executed, delivered and performed by Purchaser. Purchaser is duly qualified to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, other than any such jurisdiction in which the failure to be so qualified would not materially adversely affect the Transactions or Purchaser’s ability to perform its obligations under this Agreement.

4.2. Authorization. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Purchaser and its board of directors.

4.3. Enforceability. This Agreement has been duly executed and delivered by Purchaser and is, when executed and delivered by Seller, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.4. No Conflicts or Consents. Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the Transactions by Purchaser, will (i) conflict with, or result in a breach or violation of, any provision of Purchaser’s Constituent Documents; (ii) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by Purchaser or any of its Affiliates, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (a) any Law or License (subject to receipt of the Consent of the FCC to the Transactions) or (b) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Purchaser or any of its assets; or (iii) require any Consent, other than the Consent of the FCC.

4.5. FCC Matters.

(a) Purchaser is legally qualified to (i) acquire and hold PCS licenses generally, (ii) acquire and hold the Seller License (and the consummation of the Transactions will not cause Purchaser to be ineligible to hold the Seller License) and (iii) obtain any authorization or approval from any Governmental Authority necessary for Purchaser to acquire the Seller License.

(b) Except for proceedings affecting the PCS industry generally, there is not pending, or to the knowledge of Purchaser, threatened against Purchaser any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority, which would adversely affect the ability of Purchaser to consummate the Transactions.

4.6. Funding. Purchaser has, or has access to, funds sufficient to timely perform its obligations under this Agreement and is financially qualified under FCC Law to acquire and hold the Seller License.

4.7. Litigation. There is no action, proceeding or investigation pending or, to Purchaser’s knowledge, threatened against Purchaser or any of its properties or assets that would be reasonably expected to have a material adverse effect on its ability to consummate the Transactions, or which seeks to prevent or challenge the Transactions.

4.8. Brokers. Except for George K. Baum Advisors LLC, Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions in connection with the Transactions. The fees of George K. Baum Advisors shall be paid by Purchaser or its Affiliates.

ARTICLE 5

COVENANTS AND OTHER AGREEMENTS

5.1. Consummation of Transactions. Each party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to perform its obligations under this Agreement and to consummate the Transactions as soon as reasonably practicable.

5.2. Compliance with Law. Prior to Closing, Seller shall comply in all material respects with Laws applicable to the Assets.

5.3. Maintenance of Seller License and Buildout Assets

(a) Seller shall take commercially reasonable steps to maintain in full force and effect the Seller License and all other licenses necessary to preserve Seller’s ability to consummate the Transactions contemplated by this Agreement.

(b) Seller shall not enter into any other agreement, arrangement or understanding to, or otherwise offer or commit to (i) sell, transfer, assign or dispose of the spectrum to be covered by the Seller License or any interest therein or portion thereof, or negotiate therefor, or (ii) create, incur or suffer to exist any Lien on the spectrum to be covered by the Seller License or any interest therein. Nothing in this paragraph shall serve to cause Seller to abdicate, or Purchaser to assume, control of the Seller License.

(c) Seller shall not: (i) enter into or materially modify or terminate any Buildout Contract without the prior written consent of Purchaser, which shall not be unreasonably withheld; (ii) sell, assign or otherwise transfer, convey, lease mortgage, pledge or dispose of or encumber any of the Assets, or interests therein; (iii) fail to maintain the Assets in good and serviceable condition (ordinary wear and tear excepted), or fail to replace consistent with industry practice, inoperable, worn-out, damaged or obsolete Assets; (iv) fail to expend funds relating to the Assets in accordance with customary practices.

5.4. Consents. Seller shall use commercially reasonable efforts to obtain the necessary consents, approvals or waivers from third parties with respect to the assignment of the Tower Lease.

5.5. FCC Consent. The parties shall cooperate to prepare and file with the FCC, no later than five Business Days following the date hereof, complete applications, notices, petitions and other documents (including the furnishing to each other of copies of such applications and requests prior to filing) and will diligently take, or cooperate in the taking of, all necessary and desirable steps, to provide any additional information required and otherwise use their efforts to prosecute the applications, and to obtain promptly the requested consent and approval of the FCC to the assignment of the Seller License to the Purchaser; provided, however, that Purchaser shall not be required to agree, as a condition to obtaining such consent, to the divestiture of any assets, licenses or rights to use spectrum. Each party shall furnish to the other party all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made in connection with the Transactions or to determine compliance with FCC Law. Each party shall notify the other party hereto in the event it becomes aware of any other facts, actions, communications or occurrences that might directly or indirectly affect such party’s ability to effect prompt FCC approval of the Transactions. Seller and Purchaser shall oppose any petitions to deny or other objections filed with respect to the application filed with the FCC that are directed to Seller or Purchaser; provided, however, that neither Seller nor Purchaser shall have any obligation to participate in any evidentiary hearing on the application filed with the FCC.

5.6. Certain Notices. Each party shall promptly notify the other party in reasonable detail:

(a) upon the commencement of, or the impending or threatened commencement of, or upon obtaining knowledge of any facts that would give rise to, any claim, action or proceeding brought to enjoin the consummation of the Transactions, or against or relating to (i) the notifying party or its properties or assets, which would reasonably be expected to materially adversely affect the Transactions or such party’s ability to perform its obligations hereunder, or (ii) the Assets, except where such claim, action or proceeding relates to the PCS industry generally;

(b) upon the occurrence of, or the impending or threatened occurrence of, or upon obtaining knowledge of any facts that would give rise to, any event that would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and shall use commercially reasonable efforts to prevent or promptly remedy such breach; and

(c) upon the occurrence or existence of any event, condition, circumstance or state of facts known to the notifying party, that has had or would reasonably be expected to have a material adverse effect on the Transactions or such party’s ability to perform its obligations hereunder, or would reasonably be expected to materially adversely affect the Assets or their use, other than events, conditions, circumstances or states of facts affecting the PCS industry generally; provided, however, that compliance with the disclosure requirements of this Section 5.6 shall not relieve Seller of any obligation with respect to any representation, warranty or covenant of Seller in this Agreement or waive any condition to Purchaser’s obligations under this Agreement

5.7. Confidentiality. Each party shall keep confidential the existence and terms of this Agreement except as may be otherwise required by Law, including the securities laws and the laws of any stock exchange on which its securities are listed. Any and all Confidential Information or other non-public information, written or oral, provided by one party (or its Affiliates) to the other party (or its Affiliates) under this Agreement, whether in connection with the defense of a claim or otherwise, shall be kept confidential by the receiving party and its Affiliates and shall not be used or disclosed by the receiving party or its Affiliates except to the extent required in connection with the performance of the receiving party’s obligations under this Agreement or as required by Law, and then only after the receiving party has provided the disclosing party with a reasonable opportunity to seek confidential treatment, a protective order or other limitation on such disclosure. The receiving party shall use commercially reasonable efforts to cooperate with the disclosing party in seeking such confidential treatment to the maximum extent permitted by Law. Copies of any press releases announcing the Transactions issued by either party following the execution of this Agreement will be provided to the other party prior to external release.

5.8. Further Assurances. Each party shall forthwith upon request execute and deliver such documents and take such actions as may reasonably be requested by the other party in order to effectuate the purposes of this Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

6.1. Conditions to the Obligations of Both Parties. Each party’s obligation to consummate the Transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions, as applicable to the party specified:

(a) The FCC shall have granted its consent to the assignment of the Seller License to Purchaser, and all other notices, filings and Consents required to be made or obtained prior to the Closing by either party or any of its respective Affiliates with any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained.

(b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would impose material limitations on the ability of either party to consummate the Transactions.

6.2. Conditions to the Obligations of Seller. Seller’s obligation to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing as if made on and as of the Closing Date

(except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

(b) The covenants and agreements of Purchaser to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

(c) Purchaser shall have delivered to Seller the Purchase Price by a wire transfer of immediately available funds to an account designated by Seller.

(d) Purchaser shall have executed and delivered to Seller an “Instrument of Assignment” with respect to the Assets in the form of Exhibit A.

6.3. Conditions to the Obligations of Purchaser. Purchaser’s obligation to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

(b) The covenants and agreements of Seller to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects, and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

(c) The order by which the FCC has consented to the assignment of the Seller License to the Purchaser shall be free of any conditions materially adverse to Purchaser or its or their operations, excluding, however, conditions generally applicable under the FCC Laws to licenses of this nature, and shall be a Final Order.

(d) Seller shall have executed and delivered to Purchaser an “Instrument of Assignment” with respect to the Assets in the form of Exhibit A.

(e) Purchaser shall have received an opinion, dated the Closing Date, of Seller’s FCC counsel in a form of Exhibit B.

(f) Seller shall have delivered to Purchaser a certificate of “non-foreign status” as provided in Treasury Regulations under Section 1445 of the Internal Revenue Code of 1986, as amended.

ARTICLE 7

TERMINATION

7.1. Termination. This Agreement may be terminated, and the Transactions abandoned, without further obligation of either party except as set forth herein, at any time prior to the Closing Date:

(a) by mutual written consent of the parties;

(b) by either party upon written notice to the other if the Closing shall not have occurred on or before the first anniversary of the date hereof, provided, that the terminating party is not otherwise in breach of its obligations under this Agreement;

(c) by either party upon notice to the other if the consummation of the Transactions shall be prohibited by a Final Order of the FCC or by a final, non-appealable order, decree or injunction of a court of competent jurisdiction; or

(d) by the non-breaching party in the event of a material breach by the other party of its obligations under this Agreement that remains uncured for 45 days after the non-breaching party notifies the other party of such breach.

7.2. Effect of Termination. In the event of a termination of this Agreement, neither party shall have any liability or further obligation to the other, except that (a) nothing herein will relieve a party from liability for any breach by such party of this Agreement and (b) the provisions of this Article 7 and of Section 5.7, Article 8 (in accordance with its terms) and Article 9 shall survive the termination of this Agreement. Whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, provided that in the event this Agreement is terminated pursuant to Section 7.1(d) above, the non-breaching party shall be entitled to reimbursement by the breaching party of all costs and expenses incurred by the non-breaching party in connection with this Agreement and the Transactions contemplated thereby.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1. Survival. The representations and warranties contained in this Agreement, and the right to indemnification in respect thereof, shall survive the Closing until eighteen months after the Closing Date and shall expire at such time; provided that the representations and warranties contained in Section 3.1, 3.2, 3.3, 3.10, 4.1, 4.2 and 4.3 shall survive the Closing until the expiration of the applicable statute of limitation, and the representations and warranties contained in Section 3.5, which shall survive indefinitely. The covenants and other agreements contained in this Agreement, and the right to indemnification in respect thereof, shall survive the Closing until the date or dates specified therein for performance thereof or until one year after the Closing Date, whichever is later, and shall expire at such time.

8.2. Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser and its Affiliates, and their respective successors and assigns, and the shareholders, directors, officers,

employees and agents of any and all of the foregoing (the “Purchaser Indemnified Persons”), from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, damages, fines, taxes, penalties, and reasonable costs and expenses (whether such costs and expenses relate to claims asserted by Persons indemnified under this Agreement or by third parties), including, without limitation, interest, reasonable expenses of investigation, and reasonable fees and disbursements of counsel, accountants and other experts (collectively “Losses”), incurred or suffered by any Purchaser Indemnified Person arising out of, in connection with or relating to (i) any breach of any of the representations or warranties made by Seller in this Agreement or, (ii) any failure by Seller to perform any of its covenants or agreements contained in this Agreement, (iii) any claims by third parties arising out of, in connection with or relating to the ownership of or operations under the Assets by Seller or its Affiliates prior to the Closing, and (iv) any Non-Assumed Liabilities.

8.3. Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and its Affiliates, and their respective successors and assigns, and the shareholders, directors, officers, employees and agents of any and all of the foregoing (the “Seller Indemnified Persons”), from and against any and all Losses incurred or suffered by any Seller Indemnified Person arising out of, in connection with or relating to (i) any breach of any of the representations or warranties made by Purchaser in this Agreement, (iib) any failure by Purchaser to perform any of its covenants or agreements contained in this Agreement, (iii) any claims by third parties arising out of, in connection with or relating to the ownership of or operations under the Seller License by Purchaser or its Affiliates after the Closing or (iv) any Assumed Liabilities.

8.4. Remedies

(a) Each party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to claims for breach of representations, warranties, or covenants contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8.

(b) In no event shall any party be liable for indirect, special, consequential or punitive damages, including but not limited to lost profits, arising out of a breach of this Agreement, even if advised at the time of breach of the possibility of such damages.

(c) In no event shall any party be liable under Section 8.2(a) or 8.3(a) for aggregate damages in excess of the Purchase Price, provided however, that recovery of damages for fraud shall not be subject to such limitation and shall be excluded from the calculation of aggregate damages. For purposes of calculating any damages under this Article 8 (but not for purposes of determining whether any particular representation, warranty or covenant contained in this Agreement has been breached) any materiality qualifications in such representation, warranty or covenant shall be ignored.

ARTICLE 9

MISCELLANEOUS

9.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof and thereof.

9.2. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by Seller and Purchaser or (in the case of a waiver) by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.3. Remedies Cumulative. Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

9.4. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement to any of its Affiliates with the prior consent of the other party not to be unreasonably withheld or delayed.

9.5. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either party may from time to time specify):

If to Seller:

Elandia Solutions, Inc.

1500 Cordoba Road

Fort Lauderdale, FL 33316

Attention: Sidney D. Camper, III

Telephone: 954-728-9090

Facsimile:

With a copy (which shall not constitute notice) to:

Bennet & Bennet, PLLC

10 G Street N.E., 7th Floor

Washington, DC 20002

Attention: Howard Shapiro

Telephone: 202-371-1500

Facsimile: 202-371-1558

If to Purchaser:

Chickasaw Wireless, Inc.

5 N. McCormick

Oklahoma City, OK 73127

Attention: Thomas F. Riley, Jr.

Telephone:

Facsimile: 405-946-4200

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Suite 1000

555 Eleventh Street, NW

Washington, DC 20004

Attention: Patrick Shannon

Telephone: 202-637-2200

Facsimile: 202-637-2201

9.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without reference to the choice of law principles thereof. Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Southern District of Florida or the courts of the State of Florida (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceedings, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice, including the original or a copy of such process, is given and receipt thereof evidenced in accordance with Section 9.5; provided, that nothing contained in this paragraph shall be deemed to constitute a waiver of any objection to subject matter jurisdiction. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

9.7. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions. All filing fees required to be paid to any Governmental Authority in connection with satisfying the conditions set forth in Section 6.1(a) will be borne equally by Purchaser and Seller. Seller agrees to bear the burden of any sales taxes, use taxes, transfer taxes, documentary charges, recording or registration fees, stamp taxes or similar taxes (“Transfer Taxes”) payable on the transfer of the Assets.

9.8. Invalidity. In the event that any of the provisions contained in this Agreement or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Transactions is impaired thereby.

9.9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ELANDIA TECHNOLOGIES, INC.

By:
Name:
Title:

CHICKASAW WIRELESS, INC.

By:
Name:
Title:

SCHEDULES AND EXHIBITS

Schedule I	Seller License
Exhibit A	Form of Instrument of Assignment
Exhibit B	Form of Seller FCC Counsel Opinion

SCHEDULE I

SELLER LICENSE

Call Sign	Market Name	Market Area
WPOK680	Bloomington, IL	BTA046

Exhibit A

INSTRUMENT OF ASSIGNMENT

INSTRUMENT OF ASSIGNMENT (the “Instrument of Assignment”), dated as of _________________, 2006, by and between ELANDIA TECHNOLOGIES, INC., a ___________ corporation (“Assignor”) and CHICKASAW WIRELESS, INC., an Oklahoma corporation (“Assignee”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee have entered into a Purchase Agreement (the “Purchase Agreement”), dated as of _______________, 2006, pursuant to which Assignor agreed to convey to Assignee, and Assignee agreed to acquire, the Assets;

WHEREAS, Assignor and Assignee have filed an application with the FCC requesting consent to the assignment of the Assets to Assignee and the FCC has approved the application; and

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions, and agreements hereinafter set forth, the parties agree as follows:

1.	Assignment. Pursuant to Section 2.1 of the Purchase Agreement, for valuable consideration, receipt of which is hereby acknowledged, Assignor, intending to be legally bound, does hereby sell, assign, transfer, convey, and deliver to Assignee, its successors and assigns forever, all right and interest of Assignor in and to the Assets, free and clear of all Liens.

2.	Assumption. Assignee hereby accepts such assignment and irrevocably assumes and undertakes to pay, satisfy and discharge all of the obligations and liabilities arising out of or in connection with the Assets to the extent set forth in the Purchase Agreement.

3.	Terms of Purchase Agreement Control. Nothing contained in this Instrument of Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge, or in any way affect the provisions of the Purchase Agreement, including the warranties, covenants, agreements, conditions and representations contained in the Purchase Agreement and, in general, any of the rights and remedies, and any of the obligations and indemnifications, of Assignor or Assignee set forth in the Purchase Agreement.

4.	Further Assurances. Assignor and Assignee each covenants and agrees, in connection with the Purchase Agreement and this Instrument of Assignment, promptly to execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or desirable to effectuate and perform more fully the provisions of this Instrument of Assignment and the assignments provided for in Section 1 hereof.

5.	Miscellaneous. This Instrument of Assignment (a) is executed pursuant to the Purchase Agreement and may be executed in counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one instrument, (b) shall be governed by and in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signatures on the next page]

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Instrument of Assignment to be duly executed and delivered as of the date first above written.

ELANDIA TECHNOLOGIES, INC.

By:
Name:
Title:

CHICKASAW WIRELESS, INC.

By:
Name:
Title:

EXHIBIT B: FORM OF OPINION OF FCC COUNSEL

[Closing Date]

[Address]

Re:	Purchase Agreement between Elandia Technologies, Inc. (“Seller”) and Chickasaw Wireless, Inc. (“Purchaser”), dated as of __________ ___, 2006 (the “Agreement”)

Ladies and Gentlemen:

We have acted as special federal communications regulatory counsel to Seller. This opinion is rendered to you pursuant to Section 6.3(e) of the Agreement. Capitalized terms defined in the Agreement and used herein without definition shall have the meanings given such terms in the Agreement.

As special federal communications regulatory counsel to Seller, we address only matters within the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended, and the rules, regulations, and published and publicly available orders and policies of the FCC (collectively, the “Communications Laws”). We express no opinion as to any other federal, state, or local laws, statutes, rules, or regulations including, but not limited to, bankruptcy laws, state or local public utility and other laws, regulations, rules or policies that may be applicable to Seller. In addition, we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted, adopted, or become effective after the date hereof, nor do we undertake any professional responsibility to advise you as to any subsequent event either in the nature of a change of fact or law, as to which we may become aware.

In connection with our rendering of this opinion, we have examined the Communications Laws, the Agreement, and the public records of the FCC that were made available to us as of _________ [no earlier than 72 hours prior to closing], as we have deemed appropriate. We have assumed the accuracy, completeness and authenticity of the public records of the FCC that we examined on ________ [no earlier than 72 hours prior to closing]. We also have relied upon the response received from the FCC to our inquiry dated _________ [no earlier than 10 business days prior to closing] to the FCC Enforcement Bureau with respect to the existence of formal complaints, notices of apparent liability, hearings, petitions (other than with respect to specific applications), and other proceedings against Seller before the Telecommunications Consumers Division, Market Disputes Resolution Division, Technical and Public Safety Division and Hearings, Investigations Division and the Spectrum Enforcement Division of the FCC’s Enforcement Bureau. As to factual matters, we have relied upon a certificate of an officer of Seller. We have not made any independent review or investigation of factual or other matters for purposes of rendering this opinion. We have not conducted a field inspection or other technical or engineering evaluation of Seller’s operations in the Market or any other plant or facilities that have been constructed or that may be operating.

In rendering the opinions herein expressed, we have assumed, without further investigation: (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of natural persons purporting to execute documents examined by us, (iii) the authenticity of all documents examined by us and represented to us as being originals, (iv) the conformity to original documents of all documents examined by us and represented to us as being certified, conformed or photostatic copies or facsimiles, (v) the authority of Seller to enter into and to perform its obligations under the Agreement, and (vi) that the Agreement constitutes a legal, valid and binding obligation of Seller.

All statements as to factual matters underlying the opinions set forth herein are based upon our knowledge as of the date hereof. All references herein to “our knowledge” mean the actual present knowledge of the attorneys in this firm who are actively engaged in substantive representation of Seller without any investigation or inquiry except as expressly described herein. No inference as to our knowledge of the existence or absence of any fact should be drawn from the fact of our representation of Seller.

Our opinions are limited strictly to the matters stated herein and no opinions may be inferred or are implied beyond the matters expressly stated herein. We have assumed no obligation to advise you with respect to any matters apart from the opinions specifically expressed herein.

Based upon our examination of the foregoing disclosures, documents, records and matters of law and subject to the qualifications, assumptions, limitations and exceptions set forth herein, we are of the opinion that:

1. Seller is authorized to utilize radio frequency spectrum in accordance with the FCC authorization (the “FCC License”) identified in Schedule I of the Agreement. The grant of the FCC License has become effective, no document evidencing the adoption of a stay of the effectiveness of the grant of the FCC License has been released by the FCC, and the FCC License has not been invalidated by any subsequent published FCC action. No petition for reconsideration or review of the grant of the FCC License has been timely filed with the FCC, and the FCC has not given public notice of review of the grant of the FCC License on its own motion. The times provided by the Communications Laws within which a party in interest may seek administrative reconsideration or review of the grant of the FCC License, and within which the FCC may review or set aside such grant on its own motion, have expired.

2. The FCC has granted its consent (the “FCC Consent”) to the assignment of the License from Seller to Buyer. No petition for reconsideration or review of the FCC Consent has been timely filed with the FCC and the FCC has not taken any action to review or set aside the FCC Consent on its own motion. The times provided by the Communications Laws within which a party in interest may seek administrative reconsideration or review of the FCC Consent, and within which the FCC may review or set aside the FCC Consent on its own motion, expired on ________ __, 2006, and _________ __, 2006, respectively. Subject to the Buyer timely notifying the FCC of the consummation of the assignment, once consummated, the FCC Consent includes and constitutes all necessary consents, approvals and authorizations required under the Communications Laws for the assignment of the License from Seller to Buyer pursuant to, and in accordance with the terms of, the Agreement.

3. Solely with respect to matters involving compliance with the Communications Laws, no authorization, approval or consent of, or exemption or other action by, or registration or filing with, the FCC is required in connection with the execution and delivery of the Agreement and performance of the terms and conditions thereof by Seller under the Communications Laws applicable to Seller other than (i) the FCC Consent and (ii) such other authorizations, approvals, consents, exemptions, registrations or filings as have been made or secured by the date hereof. Except for the need to obtain FCC consent prior to the consummation of the transactions contemplated by the Agreement, the execution and delivery by Seller of the Agreement, and Seller’s performance in accordance with the terms of the Agreement, do not violate any of the terms or conditions of, or constitute a default under, the Communications Laws or the FCC License.

4. To our knowledge, except for proceedings affecting the PCS industry generally, (i) there is no FCC judgment, decree or order that has been issued against or in respect of the FCC License that would materially impair the FCC License or the operation of a wireless system thereunder, and (ii) there are no petitions, investigations, complaints, notices of violation, or other proceedings by or before the FCC, or appeals from an order of the FCC, pending or overtly threatened against Seller or the FCC License.

5. Although we have made no investigation or inquiry regarding the occurrence or non-occurrence of any such event, no event has come to our attention that leads us to believe that the revocation, termination or renewal with materially adverse conditions of the Seller License is likely as a result of such event.

This opinion is being furnished to you subject to the qualifications, assumptions, limitations and exceptions expressed herein and may be relied upon by you only with respect to the specific matters that are the subject hereof. This opinion is rendered only to you and is solely for your benefit in connection with the transaction expressly addressed herein, and may not be copied, delivered to, or relied upon by anyone other than you, or by you with respect to any other transactions or for any other purpose, without the express written consent of this firm.

This opinion is rendered as of the date hereof and we undertake no responsibility to advise you of any changes which might occur after the date hereof.

Very truly yours,